EXHIBIT 11.1

                      AMERICAN MOBILE SATELLITE CORPORATION
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                    COMPUTATIONS OF EARNINGS PER COMMON SHARE
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                    (in thousands, except per share amounts)
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

                                                                  Years Ended December 31,

                                                                1998              1997              1996
                                                                ----              ----              ----
BASIC EARNINGS PER SHARE CALCULATION

Net Loss                                                   ($137,948)        ($119,207)        ($134,638)
                                                           ==========        ==========        ==========

Net Loss per common share                                     ($4.52)           ($4.74)           ($5.38)
                                                              =======           =======           =======

Weighted-average common shares                                30,496            25,131            25,041
                                                              =======           ======            ======
outstanding

DILUTED EARNINGS PER SHARE CALCULATION
--------------------------------------
Net Loss (1)                                               ($137,948)        ($119,207)        ($129,244)
                                                           ==========        ==========        ==========

Net Loss per common share                                     ($4.51)           ($4.73)           ($5.13)
                                                             =======            =======           =======

Weighted-average common shares (2)                            30,566            25,197            25,179
                                                              ======            ======            ======

(1) Calculated as follows:
      Primary net loss                                     ($137,948)        ($119,207)        ($134,638)
      Amortization of debt discount                               --                --             2,253
      Interest on convertible debt                                --                --             3,141
                                                           ----------        ----------            -----
                                                           ($137,948)        ($119,207)        ($129,244)
                                                           ==========        ==========        ==========
(2)   Calculated as follows: Historical
          weighted average number of
          shares outstanding                                  30,496            25,131            25,041
      Assumed exercise of stock options                            8                 2                63
      Assumed exercise of stock purchase                          62                64                75
                                                           ---------          --------           -------
warrants
                                                              30,566            25,197            25,179
                                                              ======            ======           =======



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